EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NuVasive, Inc. for the registration of 401,956 shares of its common stock and to the incorporation by reference therein of our reports dated March 4, 2006, with respect to the consolidated financial statements and schedule of NuVasive, Inc., NuVasive Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NuVasive, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

San Diego, California	/s/ Ernst & Young LLP

October 12, 2006